Exhibit 99.1

PRESS RELEASE

For Further Information Contact:

Ray Christie

Phone: (510) 668-2200 or

Email: rchristie@thermawave.com

Therma-Wave Announces Fiscal Fourth Quarter

and Fiscal Year 2004 Financial Results

Sequential Fourth Quarter 2004 Revenue and Net Loss

Meet or Exceed Management Guidance

FREMONT, California - April 27, 2004 --Therma-Wave, Inc., (Nasdaq: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal fourth quarter and fiscal year ended March 28, 2004.

Net revenues for the fiscal fourth quarter 2004 were $19.5 million, an increase of $6.4 million or 48.9 percent over net revenues of $13.1 million for the fiscal fourth quarter 2003. Sequentially, net revenues decreased by $0.4 million from the fiscal third quarter 2004 net revenues, which totaled $19.9 million, and included $15.2 million of our standard products and services and $4.7 million of revenue relating to a development program that ended during the quarter, as announced previously. Sequentially, fiscal fourth quarter 2004 net revenues from standard products and services increased by $4.3 million or 28.5 percent, in line with the guidance range provided by Therma-Wave management. Net revenues for the fiscal year ended March 28, 2004, totaled $65.3 million compared to $49.2 million for fiscal year 2003, an increase of $16.1 million or 32.7 percent.

The net loss for the fiscal fourth quarter 2004 was $1.8 million or $(0.05) per diluted share. The net loss was lower than Therma-Wave's stated guidance expectations which had anticipated a net loss of $(0.07) to $(0.12) per diluted share. This compared sequentially to a net loss for the fiscal third quarter 2004 of $1.0 million or $(0.03) per diluted share. Fiscal third quarter 2004 net loss was reduced by the positive impact of approximately $3.7 million in net income relating to the ending of the aforementioned development program. Net loss for fiscal third quarter 2004 from standard products and services was $4.7 million or $(0.13) per diluted share.

Net loss for fiscal year 2004 was $18.1 million or $(0.56) per diluted share compared to a net loss of $133.6 million or $(4.69) per diluted share for fiscal year 2003. The fiscal year 2003 net loss included non- cash charges of $67.4 million relating to the write-off of goodwill and other intangible assets originating from the January 2002 acquisition of Sensys Instruments. It also included $9.6 million recorded during the year as reserves for obsolete and excess inventory.

Cash and short-term investments totaled $23.9 million at March 28, 2004, up $1.4 million from $22.5 million reported as of December 28, 2003. This compares to $22.6 million reported as of September 28, 2003. This increase was in line with management's guidance for Therma-Wave to be cash positive for the fiscal fourth quarter and the second half of the fiscal year.

Boris Lipkin, president and chief executive officer of Therma-Wave, stated, "Under the guidance of our new management team and coming out of the worst downturn in semiconductor industry history, fiscal year 2004 was a turn-around year for Therma-Wave. We are pleased to have successfully navigated some very challenging market conditions and continue to make tremendous progress moving strongly in the direction of becoming a profitable company. Our customers continue to recognize Therma-Wave as a market leader for advanced process control metrology systems and our revenue and backlog growth reflects the confidence they have placed in us. Stronger customer orders and ongoing improvements in operating efficiency helped drive Therma-Wave's gross margin to 41 percent for fiscal year 2004, up dramatically from gross margin of negative 12 percent for fiscal year 2003.

"Subsequent to the end of the fourth quarter 2004, Therma-Wave announced several additional multimillion dollar, multiple-tool orders from customers located in the United States, Europe and Asia for our Opti-Probe® , Therma-Probe® and Opti-Probe RT/CD™ systems. These orders reflect the continued confidence our customers have in Therma-Wave and supports our belief that our strategy is on track and that our objectives for the coming year will be achieved," concluded Mr. Lipkin.

The Company expects to issue full audited financial statements included in its Form 10-K before the end of June 2004.

Guidance

"For the fiscal first quarter of 2005, revenues are expected to be up 8 percent to 12 percent from the fiscal fourth quarter of 2004," said Mr. Lipkin. "However, due to mix changes and timing of R&D project costs, we expect the fiscal first quarter net loss to be in the range of $(0.03) to $(0.06) per diluted share. Aided by expected further improvements in orders and shipments, and growing benefit of on-going cost reduction efforts, we continue to anticipate achieving profitable operations later in this fiscal year. In light of market conditions, visibility beyond a quarter continues to be difficult to predict, but we are optimistic that we can continue to improve operating results," concluded Mr. Lipkin.

Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, Tuesday, April 27, 2004. Participating in the call will be Boris Lipkin, president and chief executive officer and Ray Christie, vice president and chief financial officer. The call may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the company website at www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words "anticipate," "expect," "expected," and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward- looking statements. Such statements relating to anticipated improved orders and revenue outlook for the first quarter of fiscal 2005, and continued and growing benefit of cost reduction efforts, continued anticipation of achieving profitable operations later in this fiscal year are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company's annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Forms 10Q and S-1. The Company undertakes no obligation to update the information in this press release.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                           Three Months Ended           Twelve Months Ended
                                                                March 31                  March 31
                                                          ---------------------------  --------------------------
                                                              2004         2003           2004          2003
                                                          ------------  -------------  ------------  ------------

Net revenues............................................ $     19,474  $      13,077  $     65,309  $     49,220
Cost of revenues........................................       11,026         14,988        38,500        55,061
                                                          ------------  -------------  ------------  ------------
Gross profit (loss).....................................        8,448         (1,911)       26,809        (5,841)
                                                          ------------  -------------  ------------  ------------
Operating expenses:
  Research and development..............................        4,082          6,255        18,710        29,230
  Selling, general and administrative...................        6,259          7,194        22,958        26,071
  Impairment of intangible assets.......................           --            431            --        67,408
  Restructuring, severance and other....................          (35)         3,093         1,938         4,293
  Stock-based compensation..............................          (59)           273         1,150         1,684
                                                          ------------  -------------  ------------  ------------
         Total operating expenses........................       10,247        17,246        44,756       128,686
                                                          ------------  -------------  ------------  ------------
Operating loss..........................................       (1,799)       (19,157)      (17,947)     (134,527)
Other income(expense)...................................           (1)            32          (146)          923
                                                          ------------  -------------  ------------  ------------
Net loss................................................ $     (1,800) $     (19,125) $    (18,093) $   (133,604)
                                                          ============  =============  ============  ============

Net loss per share:
  Basic................................................. $      (0.05) $       (0.66) $      (0.56) $      (4.69)
  Diluted............................................... $      (0.05) $       (0.66) $      (0.56) $      (4.69)

Weighted average number of shares outstanding:
  Basic.................................................       35,480         29,100        32,387        28,500
  Diluted...............................................       35,480         29,100        32,387        28,500

Stock-based compensation included in:
  Cost of revenues...................................... $        (63) $          (6) $        168  $         33

Stock-based compensation excluded from:
  Research and development..............................          (33)            166          706           967
  Selling, general and administrative...................          (26)            107          444           717
                                                          ------------  -------------  ------------  ------------
  Total operating expenses..............................          (59)            273        1,150         1,684
                                                          ------------  -------------  ------------  ------------
      Total stock-based compensation.................... $        (122)$          267 $      1,318  $      1,717
                                                          ============  =============  ============  ============

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

                                                         March 31,   March 31,
                                                            2004       2003
                                                      -----------  ------------
Assets
Current assets:
 Cash............................................... $    23,899  $     13,695
 Restricted cash....................................          --         1,064
 Accounts receivable, net...........................      14,772        13,822
 Inventories, net...................................      17,169        22,146
 Other current assets...............................       2,075         1,657
                                                      -----------  ------------
    Total current assets............................      57,915        52,384
Property and equipment, net.........................       4,564         9,004
Intangible assets, net..............................          --         1,811
Other assets, net...................................       2,710         4,504
                                                      -----------  ------------
    Total assets.................................... $    65,189  $     67,703
                                                      ===========  ============
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable................................... $     7,420  $      2,148
 Other current liabilities..........................      15,900        15,589
 Deferred revenues..................................       7,660        11,138
                                                      -----------  ------------
    Total current liabilities.......................      30,980        28,875
                                                      -----------  ------------
Long-term liabilities:
 Non-current deferred revenues......................       1,042            --
 Other long-term liabilities........................         903         2,490
                                                      -----------  ------------
    Total liabilities...............................      32,925        31,365
                                                      -----------  ------------
Stockholders' equity................................      32,264        36,338
                                                      -----------  ------------
    Total liabilities and stockholders' equity...... $    65,189  $     67,703
                                                      ===========  ============